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                                 EXHIBIT 21

                                                                                       Name Under Which
                Name                            State of Incorporation              Subsidiary Does Business
American Health Products Corporation                    Texas                   American Health Products Corporation

Disposable Garments, Inc.                       (Delaware inactive)                          N/A

MBf America, Inc.                                      Oklahoma                 MBf America, Inc.

Premier Latex, Inc.                             Delaware (inactive)                          N/A
